Issuer Free Writing Prospectus

Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Registration Statement No. 333-248067

September 23, 2020

Universe Pharmaceuticals INC

Free Writing Prospectus

This free writing prospectus relates to the proposed public offering of ordinary shares of Universe Pharmaceuticals INC (the “Company”) that is being registered on a Registration Statement on Form F-1 (No. 333-248067) (the “Registration Statement”) and should be read together with the preliminary prospectus dated August 17, 2020, included in the Registration Statement which can be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1809616/000121390020022480/ea125531-f1_universepharma.htm

The Company has filed the Registration Statement with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in the Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter, or any dealer participating in the offering will arrange to send you the preliminary prospectus if you request it by emailing IBAssistDesk@univest.us or ir@universe-pharmacy.com.

Universe Pharmaceuticals I NC (Nasdaq Proposed Ticker: UPC) Investor Presentation September 2020 1 SEC File Number 333 - 248067

This free writing prospectus relates to the proposed public offering of ordinary shares (“Ordinary Shares”) of Universe Pharmaceuticals INC (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1809616 / 000121390020022480 /ea 125531 - f 1 _universepharma . htm The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov . Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Univest Securities, LLC via email : IBAssistDesk@univest . us , or contact Universe Pharmaceuticals INC via email : ir@universe - pharmacy . com . 2

This prospectus contains forward - looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties . Forward - looking statements give our current expectations or forecasts of future events . You can identify these statements by the fact that they do not relate strictly to historical or current facts . You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus . These statements are likely to address our growth strategy, financial results and product and development programs . You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward - looking statements . These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not . No forward - looking statement can be guaranteed and actual future results may vary materially . Factors that could cause actual results to differ from those discussed in the forward - looking statements include, but are not limited to : assumptions about our future financial and operating results, including revenues, income, expenditures, cash balances and other financial items ; our ability to execute our growth, and expansion, including our ability to meet our goals ; current and future economic and political conditions ; our ability to compete in the highly - competitive Chinese patent medicine industry ; our capital requirements and our ability to raise any additional financing which we may require ; our ability to attract clients and further enhance our brand recognition ; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business ; trends and competition in the Chinese patent medicine industry ; the future development and spread of COVID - 19 ; and other assumptions described in this prospectus underlying or relating to any forward - looking statements . We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors . ” We base our forward - looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made . We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward - looking statements . Accordingly, you should be careful about relying on any forward - looking statements . Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward - looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise . 3

Issuer Universe Pharmaceuticals INC Offering Type Initial Public Offering Proposed Listing/Symbol Nasdaq Capital Market – “UPC” (Pending Nasdaq Approval) Ordinary Shares offered 5 million Ordinary Shares Offering Price $5.00 - $7.00 Gross Proceeds $25 - 35 million (assuming no exercise of over - allotment option and excluding 300,000 Ordinary Shares underlying the underwriter warrants) Overallotment 15% Pre - offering Shares Outstanding 16,000,000 Ordinary Shares Use of Proceeds • Approximately 28% for upgrading and expanding our manufacturing facilities • Approximately 27% for research and development • Approximately 24% for branding, advertising and marketing • Approximately 21% for working capital and for other general corporate purposes Underwriter Univest Securities, LLC. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. 4

Functional products to address chronic diseases (Page 8 - 9) Vertical integration of business value chain (Page 14) Stable and profitable financial performance (Page 19 - 21) With a broad market coverage and a good consumer base (Page 11) Recognized manufacturer of TCMD products in China’s rapidly growing health and wellness market (Page 6) See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. 5

Fiscal year 2019 Summary Corporate History 22 Years Market Coverage 249 cities ( 30 Provinces) Revenue US $ 33 . 2 Million Gross Profit(Margin) US $ 13 . 4 Million ( 40 . 3% ) Net Income(Margin) US $ 7 . 5 Million ( 22 . 7% ) Universe Pharmaceuticals INC is a Chinese manufacturer of medicinal products that target aging process in elder people and designed to promote their general well - being . We have 26 traditional Chinese medicine derivatives (“TCMD”) products approved by and registered with the National Medical Products Administration (“NMPA”), 11 effective patents, and 22 trademarks . We achieved revenue of US $ 33 . 22 million in fiscal year 2019 , which represented a year - over - year increase of 16 . 5% . See offering documents for further risks and disclosures. Investments may be speculative, illiquid and there is a risk of los s. Past performance is not indicative of future results. 6

# Corporate Structure

大自然药业股份
Universe Pharmaceuticals INC



Sununion Holding Group Limited British Virgin Islands
Greatest Group (China) Financial Management Limited British Virgin Islands
Xingrui Investment Co., Ltd. British Virgin Islands
Other Shareholders
Public Shareholders
78.00%/59.43%
8.70%/6.63%
5.00%/3.81%
8.3%/6.32%
0%/23.81%
Pre-IPO%/Post-IPO%
Universe Pharmaceuticals INC "Universe INC" Cayman Islands
100%
Universe Pharmaceuticals Group (International) Limited "Universe HK" HongKong
offshore
onshore
100%
Universe Pharmaceuticals Technology Co. , Ltd "Universe Technology" or "WFOE" Jiangxi, China
100%
Jiangxi Universe Pharmaceuticals Co. , Ltd. "Jiangxi Universe" Jiangxi, China
100%
Jiangxi Universe Pharmaceuticals Commercial Trade Co., Ltd. " Universe Trade" Jiangxi, China

*See offering documents for further risks and disclosures. Investments may be speculative, illiquid and there is a risk of loss.*

7

* T reatment and relief for common chronic health conditions in the elderly designed to achieve physical wellness and longevity Guben Yanling Pill Shenrong Weisheng Pill Quanlu Pill Wuzi Yanzong Oral Liquid Yangxue Danggui Syrup Fengshitong Medicinal Liquor Shiquan Dabu Medicinal Liquor Fengtong Medicinal Liquor Shenrong Medicinal Liquor Qishe Medicinal Liquor Cold and F lu M edicines (Self - manufactured) Chronic Condition Treatments * (S elf - manufactured) Qiangli Pipa Syrup Paracetamol Granule for Children Isatis Root Granule See offering documents for further risks and disclosures. Investments may be speculative, illiquid and there is a risk of los s. 8 • According to a report published by the Chinese Center for Disease Control and Prevention in March 2019 , in China, 75 . 8 % of seniors have at least one chronic health condition, and 35 . 1 % of them have two or more . Some of the most common chronic diseases in the elderly include arthritis, chronic kidney disease, fatigue, and low back pain . • Our products under the category of Chronic Condition Treatments are designed to address some of the aforementioned diseases . Third - party Products As of March 31 , 2020 , we had distributed over 4 , 000 third - party products .

# Functional Products to Address Chronic Diseases

大自然药业股份
Universe Pharmaceuticals INC

| Category | Product Name | Intended Uses |
|---|---|---|
| Chronic Condition Treatments | Guben Yanling Pill | To relieve fatigue, palpitation, low back pain, and generalized weakness and soreness. |
| | Shenrong Weisheng Pill | To relieve fatigue, dizziness, excessive sweating, and pain in the waist and the knees. |
| | Quanlu Pill | To improve kidney functions and spleen functions, and relieve fatigue, low back pain, and knee pain. |
| | Wuzi Yanzong Oral Liquid | To improve kidney functions. |
| | Yangxue Danggui Syrup | To improve blood circulation and treating dizziness, headaches and menstrual pains. |
| | Fengshitong Medicinal Liquor | To treat low back pain and numbness in the feet and hands, and relieve rheumatoid arthritis pain. |
| | Shiquan Dabu Medicinal Liquor | To treat dizziness, palpitation, fatigue, and weakness, and ease menstrual flow. |
| | Fengtong Medicinal Liquor | To treat low back pain and numbness in the feet and hands, and relieve symptoms of arthritis. |
| | Shenrong Medicinal Liquor | To improve blood circulation and relieve symptoms of fatigue, low back pain and leg pain. |
| | Qishe Medicinal Liquor | To treat blood stasis, arthritis, and numbness in the feet and hands. |
| Cold and Flu Medicines Medicinal Liquor | Qiangli Pipa Syrup | Relieve cough and reduce mucus and phlegm. |
| | Paracetamol Granule for Children | To relieve children's headaches, muscle aches, toothaches, colds and fevers. |
| | Isatis Root Granule | To treat common colds and other infections of the upper respiratory tract. |

*See offering documents for further risks and disclosures. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.*

9

Category Type Products T hird - party P roducts B iomedical D rugs L iquid glucose, prednisolone, and citicoline M edical I nstruments D rug - eluting stents, s urgical tubes and syringes Traditional Chinese Medicine Pieces (“TCMPs”) R ed sage tables, Longdan Xiegan pills, and Chinese skullcap capsules D ietary S upplements Vitamins, probiotic powder, and calcium tablets See offering documents for further risks and disclosures. Investments may be speculative, illiquid and there is a risk of los s. Past performance is not indicative of future results. 10

See offering documents for further risks and disclosures. Investments may be speculative, illiquid and there is a risk of los s. Past performance is not indicative of future results. 11 Our major customers are pharmaceutical companies, hospitals, clinics and drugstore chains, primarily located in Jiangxi Province, Jiangsu Province, Guangdong Province, and 27 other provinces in China . Our customer base grew meaningfully, from a total of 1 , 304 customers in 2017 to 2 , 603 customers at the end of fiscal year 2019 . FY2017 FY2018 FY2019 Customer 1304 1518 2603 Jiangsu Guangdong Jiangxi

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. 12 We are a recognized manufacturer of TCMD products in China ’ s rapidly growing health and wellness market . • We are a recognized manufacturer of TCMD products in China’s rapidly growing health and wellness market. We own a number of famous brands in the industry, which are also our registered trademarks in China. We have a rigorous quality control standards and manufacturing protocols . • W e have implemented an overall quality control system, as well as strict manufacturing protocols specifically designed for each product. We have a visionary management team with substantial industry experience . • Our visionary management team is the bedrock of our success. Many members of our leadership possess substantial experience in the pharmaceutical, biomedical, chemical and related industries. We have a strong record of growth and profitability. • We have been profitable since 2008 and we believe we are well - positioned to benefit from the rapid growth of the TCMD market in China and to leverage the leading market position of our flagship products in order to further grow our business.

Build a strong brand image to achieve national recognition Enhance our distribution network to increase market penetration and customer retention Integrate our internal manufacturing capacity to ensure production, supply and selection of products Further grow our research and development capacities See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. 13 • Spend most of our efforts on the development and marketing of our brand “Bai Nian Dan ( 百年丹 )” as the brand to be associated with our ideal brand image. • Advertise targeting at older customers, including transmitting our advertisements through traditional media platforms. • Connect with additional local distributors, chain drugstores, malls and supermarkets in other parts of China. • Attract more marketing talents and build a stronger sales and marketing team. • Create an online store to reach a wider consumer demographic. • Start our own retail chain stores and further diversify our distribution channels. • Further optimize our production facilities to increase the productivity, supply and selection of our products. • Increase productivity and supply by expanding the existing production lines and converting them into automated production lin es. • Build additional production facilities for our licensed TCMD products. • C ontinue to provide financial and operational resources to focus on the research and development of TCMD products and dietary sup plements designed to address the physical conditions of the elderly during the aging process and promote their general well - being.

* All the information and data presented have been derived from Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.’s indust ry report commissioned by us in December 2019 entitled “The PRC Chinese Patent Medicine Industry Independent Market Research”, unless otherwise noted. Upstream Downstream Mineral, animal and plant tissues supplier Chinese herbal medicine distributor TCMD products manufacturer TCMD products distributor Medical service provider Healthcare consumer Direct Sales Direct Sales We are vertically engaging in the supply, manufacture and distribution of TCMD products in the PRC. Upstream Midstream Downstream See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. 14

580.7 616.7 669.7 573.6 630.9 668.8 708.9 751.5 796.5 844.3 0 300 600 900 2014 2015 2016 2017 2018 2019E 2020E 2021E 2022E 2023E Market Size of Chinese Patent Medicine By Principal Business Revenue (the PRC), 2014 - 2023E Billion RMB 2014 - 2018 2019E - 2023E CAGR 2.1% 6.0% 60.9 67.0 73.1 79.3 86.6 93.7 101.9 111.7 123.6 135.1 0 40 80 120 160 2014 2015 2016 2017 2018 2019E 2020E 2021E 2022E 2023E Market Size of Traditional Chinese D ietary Supplements By Revenue (the PRC), 2014 - 2023E Billion RMB 2014 - 2018 2019E - 2023E CAGR 9.2% 9.6% * Frost & Sullivan Report 15 • The market is highly fragmented. • The Company targets the elderly population and aims to be one of the leading company in this sub - segment. See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

* Frost & Sullivan Report Increasing disposable income and healthcare awareness in the Chinese population Growing aging population and prevalence of chronic diseases Outbreak of COVID - 19 presents growth opportunities for TCMD products Favorable governmental policies and regulations Market Drivers Market Trend Integration of e - commerce Development of overseas market 16 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Gang Lai Chairman of the Board of Directors and Chief Executive Officer • Mr . Lai has served as the chief executive officer of Jiangxi Universe since 2004 and founded Universe Trade in 2010 . • Mr . Lai graduated from Jingdezhen Ceramic Institute with a bachelor’s degree in mechanical engineering . Lin Yang Chief Financial Officer and Director • Ms . Yang has served as the financial director of Jiangxi Universe since April 2006 . • Ms . Yang graduated from Jiangxi University of Finance and Economics with a bachelor’s degree in accounting . Jiawen Pang Independent Director Nominee • Mr . Pang has served as the marketing director at Shanghai Raas Blood Products Co . , Ltd . (SZSE : 002252 ) since September 2014 . • Mr . Pang graduated from Sun Yat - sen University with a master of business administration in healthcare and medicine . Yongping Yu Independent Director Nominee • Mr . Yu has served as the general manager at Qidi Boda Investment Management Co . , Ltd . since August 2019 . • Mr . Yu received a bachelor’s degree in medicine from the Medical College of Nanchang University and a bachelor’s degree in Chinese language and literature from Tsinghua University . Ding Zheng Independent Director Nominee • Mr . Zheng has served as the chairman of the board at Guangzhou Roujing Sunshade Energy - saving Technology Co . , Ltd . since 2019 . • Mr . Zheng obtained a bachelor’s degree in technology economics from Shanghai Jiao Tong University and a master of business administration degree from Tsinghua University, and is a member of the China Institute of Certified Public Accountants . 17 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

18 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

$28.51 $13.41 $7.60 $33.23 $13.41 $7.55 $0 $5 $10 $15 $20 $25 $30 $35 Revenue Gross Profit Net Income Millions USD Revenue, Goss Profit and Net Income FY2018 FY2019 47.0% 26.7% 40.3% 22.7% 0% 10% 20% 30% 40% 50% Gross Profit Margin Net Income Margin Goss Profit Margin & Net Income Margin FY2018 FY2019 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. Note: Fiscal year end is September 30. 19

$18.13 $7.04 $4.08 $16.39 $8.52 $5.07 $0 $2 $4 $6 $8 $10 $12 $14 $16 $18 $20 Revenue Gross Profit Net Income Millions USD Revenue, Goss Profit and Net Income 1H2019 1H2020 38.9% 22.5% 52.0% 31.0% 0% 10% 20% 30% 40% 50% 60% Gross Profit Margin Net Income Margin Goss Profit Margin & Net Income Margin 1H2019 1H2020 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. Note: Fiscal year end is September 30. 20

Revenue Breakdown 61.8% 38.2% FY2018 62.9% 37.1% FY2019 68.4% 31.6% 1H2019 45.4% 54.6% 1H2020 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. Note: Fiscal year end is September 30. 21

23.72 25.50 14.41 10.98 0 5 10 15 20 25 30 Sales Volume Millions Total Sales Volume 16.05 17.77 10.53 5.76 0 5 10 15 20 Sales Volume Millions 1.10 1.18 1.18 1.29 $0.0 $0.5 $1.0 $1.5 Average Selling Price per unit TCMD Products 7.67 7.73 3.88 5.22 0 5 10 Sales Volume Millions 1.42 1.59 1.48 1.71 $0.0 $0.5 $1.0 $1.5 $2.0 Average Selling Price per unit Third Party Products 1,518 2,603 1,636 1,162 0 500 1,000 1,500 2,000 2,500 3,000 Number of Customers Number of Customers FY2018 FY2019 1H2019 1H2020 See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results. 22

23 Approximately 28% for upgrading and expanding our manufacturing facilities Approximately 27% for research and development Approximately 24% for branding, advertising and marketing Approximately 21% for working capital and for other general corporate purposes See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. I nve stments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Edric Guo COO Email: yguo@univest.us Tel: +1 - 646 - 775 - 0000 Address: 375 Park Avenue. 15th Floor New York, NY 10152 USA Investor Relations Ascent Investor Relations LLC Tina Xiao President Email: tina.xiao@ascent - ir.com Tel: +1 - 917 - 609 - 0333 Address: 733 Third Avenue 16th Floor New York, NY 10017 USA Bookrunner Univest Securities, LLC Email: ir@universe - pharmacy.com Address: 265 Jingjiu Avenue, Jinggangshan Economic and Technological Development Zone, Ji'an , Jiangxi, China 343100 Issuer Universe Pharmaceuticals INC 24